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Exhibit 10.5

March 25, 2003

Thomas Conforti
5034 Alta Canyada Road
La Canada, CA 91011

Dear Tom,

        On behalf of IHOP Corp. I am very pleased to confirm our offer of employment as Chief Financial Officer. As you know, the role of Chief Financial Officer is critical not only in leading our efforts to enhance our basic financial and IT functions, but to contribute to the design and execution of IHOP's future business strategy. I am excited to have the opportunity to partner with someone of your caliber in this process. Below are the specifics of our offer:

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  Hire Date: Your start date as Chief Financial Officer will be Monday, December 9, 2002.

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  Salary: As we discussed, your annual base salary will $325,000 with a performance and salary review on October 1, 2003.

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  Bonus: You will participate in the Company's 2003 Executive Incentive Plan with a target bonus of 35% of your base salary. As outlined in the plan sent to you last week, bonuses are based on both Company and Individual performance. We will agree on Individual Business Objectives for 2003 once you are on board. As we discussed, the Board and I will be reviewing IHOP's Executive Compensation package in detail, to include the bonus program, at the board meeting on December 12, 2002. Should it be determined that an increased bonus % is warranted at that time, the new bonus rate will be awarded to you effective January 1, 2003. You will not be eligible for any bonus payout for the partial month you have worked in 2002.

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  Benefits: You will participate in the Company's health, dental, life and retirement benefit plans, subject to the terms, conditions, and limitations contained in the applicable plan documents and policies. We will also secure a separate plan through Exec-U-Care to assist you in covering some of the special medical expenses you incur with your son which are not otherwise covered through our normal medical insurance. Please see the attached document which summarizes this benefit.

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  Stock Options: Upon hire, you will receive a stock option grant of 40,000 shares based on the stock price in effect on your hire date. Thereafter, you will be eligible to participate in IHOP Corp.'s stock option plans as determined by the Board of Directors.

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  Car Allowance: You will receive a car allowance of $700 per month plus reimbursement of all automobile expenses, such as gasoline, maintenance, insurance, and vehicle registration. This is another area the Board of Directors is reviewing at their meeting on December 12. Any approved increase in car allowance will be granted to you as directed by the Board.

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  Professional Services Allowance: As an executive you are entitled to a reimbursement of up to $10,000 annually for such expenses as unreimbursed medical bills, gym membership, investment, tax, or legal counseling, etc. Please see the attached list for details of the expenses covered under this policy.

        You will be required to sign IHOP's standard employment agreement with executives, which provides for an initial employment term of two years.

        I look forward to working with you as of your start date on December 9, 2002. If you have any questions before this date, please feel free to contact me. In the meantime, please acknowledge receipt of this offer by signing an original copy of this letter and returning it to me for our files. I am truly looking forward to a great working partnership!

Sincerely,

Julia Stewart
President & Chief Executive Officer

This will acknowledge my acceptance of this offer of employment:

By:		Date:
Thomas Conforti

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  Exhibit 10.5